Exhibit 12.1 - Calculation of ratio of earnings to fixed charges


                                                     1995          1996          1997          1998          1999
                                                   --------      --------      --------      --------      ---------
Earnings (loss) before income tax provision...     $  6,400      $  3,173      $  8,380      $  3,036      $ (5,890)

Add:
   Portion of rent attributable to interest...          189           539           478           717         1,648
   Interest excluding capitalized interest....        1,827         4,787         4,304         4,866        12,171
   Amortization of deferred financing costs...         --             150           180           210         2,768
                                                   --------      --------      --------      --------      --------
Earnings as adjusted .........................     $  8,416      $  8,649      $ 13,342      $  8,829      $ 10,697
                                                   ========      ========      ========      ========      ========

Fixed Charges
   Portion of rent attributable to interest...          189           539           478           717         1,648
   Interest including capitalized interest....        1,827         4,787         4,304         4,866        12,597
   Amortization of deferred financing costs...         --             150           180           210         2,768
                                                   --------      --------      --------      --------      --------
Fixed Charges ................................     $  2,016      $  5,476      $  4,962      $  5,793      $ 17,013
                                                   ========      ========      ========      ========      ========

Ratio of earnings to fixed charges ...........         4.2x          1.6x          2.7x          1.5x          0.6x

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